Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS SECOND QUARTER 2004 RESULTS

Revenue of $240.1 million and EPS of $0.03 in line with Company’s outlook

Omaha, NE—July 28, 2004—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today its financial results for the second quarter and six months ended June 30, 2004.

Second quarter of 2004 revenue of $240.1 million and earnings per share of $0.03 are in line with the Company’s previously announced outlook of revenue in a range between $237 million and $245 million and EPS in a range from $0.01 to $0.04.

Summary of results for the second quarter of 2004:

•      Revenue of $240.1 million in Q2 04 increased 17 % over Q2 03.

•      Operating income of $7.1 million for Q2 04 was up from an operating loss of $713,000 in Q2 03.

•      Net income of $2.5 million, or a profit of $0.03 per diluted share in Q2 04 was up from a net loss of  $3.2 million, or a loss of $0.04 per diluted share in Q2 03.

Commenting on the second quarter results, Jim Lynch, Chairman and CEO of SITEL Corporation, said, “Our quarterly revenue continues to grow.  I am happy to report that the second quarter is the eleventh quarter in a row in which revenue exceeded the prior year’s quarterly revenue. We are experiencing growth across a majority of our business units.  Our continuing long-term approach of executing and selling locally, growing existing business  through our strong account management programs, and providing global solutions to cross-border clients has positioned us for continued growth and improved profitability.  Net income of $0.03 per share for the second quarter of 2004, which was in line with our previous outlook, showed significant improvement over the loss of $0.04 per share in last year’s second quarter.”

Second quarter 2004 financial results

SITEL’s second quarter of 2004 revenue was $240.1 million as compared to revenue of $204.6 million in the second quarter of 2003. In the second quarter of 2004, operating income was $7.1 million and net income was $2.5 million, or a profit of $0.03 per diluted share.  This compares to an operating loss of $713,000 and net loss of $3.2 million, or a loss of $0.04 per diluted share in the second quarter of 2003.

Revenue in the second quarter of 2004 was up 17 % compared to the second quarter of 2003. Activity improved across most North American business units, in particular the technology sector, and the Company experienced double-digit growth in various business units in Europe and Asia Pacific.  Revenue from the Company’s business units in Europe, Asia Pacific and Latin America has grown from 45% of total revenue in the second quarter of 2003 to 49% of total revenue in the current quarter, as the Company’s global presence continues to expand to best serve client needs.

During the second quarter of 2004 the Company generated cash from operations of $24.4 million compared to a use of cash from operations of $1.2 million in the second quarter of 2003.  Capital expenditures, including capital leases, were $5.8 million in the second quarter of 2004 compared to $8.9 million in the second quarter of 2003. The Company ended the quarter with $49.5 million in cash and $40 million available under our credit facility.

For the six months ended June 30, 2004, revenue was $484.1 million, up 21.4% from revenue of $398.7 million in the first six months of 2003. The Company recorded net income of $7.3 million for the first six months of 2004, or a profit of $0.10 per share, compared to a net loss of $3.2 million, or a loss of $0.04 per share, in the same period of 2003.

The Company has determined that its previously released first quarter revenues were overstated by $338,000.  The error to the first quarter was not material and had no impact on reported first quarter earnings per share of $0.07.  Restated first quarter revenues and net income are $244.068 million and $4.826 million, respectively.

Highlights for the second quarter of 2004

During the second quarter of 2004, across its 31 business units, SITEL had more than fifty wins of new business and program extensions with both new and existing clients. Many of the new wins were small local accounts acquired through the company’s client focused business units.  The new wins were from three technology companies, six telecoms and Internet Service Providers (ISP) businesses, five insurance companies, six consumer companies, six financial service businesses, and two business-to-business companies.

Five technology clients and six telecom & ISP clients have awarded the company new campaigns in five country markets. Also, two consumer clients awarded the Company expanded new activity.  Finally, two financial services clients and one local government client chose SITEL to deliver new programs on their behalf.

During the second quarter, the Company expanded its offshore and nearshore capabilities with the opening of a contact center in the Philippines and the purchase of a contact center company in Morocco.  The Philippines contact center is a state of the art multi-communication channel facility that is projected to be one of the largest SITEL facilities in the world.   The Morocco facility, which prior to the purchase was utilized through a contract arrangement, is located in Casablanca and provides French-speaking services in support of the company’s European business units.

—more—

Mr. Lynch further commented, “I continue to be encouraged by the Company’s performance.  We are doing the right things.  Our revenue growth trend line is one of the best in the industry and our profit improvement initiatives are on track.  I am confident we will continue to bring value to our shareholders.”

Outlook

For the third quarter of 2004, the Company expects revenue to be within a range of $227 million to $232 million and earnings to be within a range of breakeven to a loss of $0.03 per share.  The Company anticipates the third quarter to be above the same quarter of last year, despite the seasonally low third quarter activity in our growing European operations and the loss of a previously announced client contract.   The Company expects profitable results in the fourth quarter of 2004.

The above comments are based on current expectations, exclude any non-recurring items, and supersede any prior outlook provided by the Company.

Conference Call

SITEL executive management will host a conference call to discuss second quarter 2004 financial results tomorrow, July 29, 2004 at 8:30 a.m. ET.  To participate, for domestic callers, please dial 1-800-553-0329 and for international callers, please dial 1-612-332-0637.  Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and International by dialing (320) 365-3844  (Access Code) 738383, starting at 12:00 p.m. ET on July 29, 2004 and will play for seven days.  The conference call will be simulcast live on the Internet via SITEL’s web site at http://www.sitel.com.  Replay will be available for seven days.

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles.  SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.   SITEL has over 31,000 employees in 82 global contact centers, utilizing more than 25 languages and dialects to serve customers in 53 countries   SITEL is a leader in the contact center industry.  Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects”, “anticipates”, “will” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: client budgets and plans, effectiveness of cost control initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, ability to negotiate contracts on acceptable terms, contract termination provisions, delays in ramp up of services, customer demand for client products and services, the demand for off-shore services, delays in securing necessary regulatory approvals, licenses, leases, personnel, services and equipment for new facilities, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, mergers and restructurings involving clients or prospective clients, industry regulation, accounting requirements associated with evaluation of asset impairment, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, risks associated with operating a global business, and dependence on credit availability. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Revenue	$240,055	$204,566	$484,123	$398,661

Operating expenses:
Direct labor and telecommunications expenses	143,032	121,664	287,160	232,435
Subcontracted and other services expenses	13,022	12,904	25,837	26,554
Operating, selling and administrative expenses	76,922	70,711	153,762	136,387
Asset impairment and restructuring expenses	—	—	—	796
Total operating expenses	232,976	205,279	466,759	396,172

Operating income (loss)	7,079	(713)	17,364	2,489

Other income (expense):
Interest expense, net	(2,978)	(2,874)	(6,090)	(5,598)
Equity in earnings of affiliates	77	322	70	939
Other income (expense), net	(118)	1,393	(392)	735
Total other expense, net	(3,019)	(1,159)	(6,412)	(3,924)

Income (loss) before income taxes and minority interest	4,060	(1,872)	10,952	(1,435)

Income tax expense	1,331	1,269	3,183	1,439
Minority interest	210	102	424	308

Net income (loss)	$2,519	$(3,243)	$7,345	$(3,182)

Weighted average common shares outstanding:
Basic	73,670	74,072	73,652	74,165
Diluted	74,174	74,072	74,077	74,165

Earnings per share:
Basic	$0.03	$(0.04)	$0.10	$(0.04)
Diluted	$0.03	$(0.04)	$0.10	$(0.04)

SITEL Corporation

Preliminary Balance Sheet Data - Second Quarter 2004 Earnings Release

(in millions)

(Unaudited)

	3/31/03	6/30/03	9/30/03	12/31/03	3/31/04	6/30/04

Cash	$36.2	$31.5	$27.6	$29.9	$29.1	$49.5
Accounts Receivable	$128.4	$146.2	$159.1	$175.5	$181.4	$172.1
Total Current Assets	$185.9	$201.6	$210.7	$225.2	$230.4	$240.2
Total Assets	$354.7	$376.2	$382.5	$404.8	$406.3	$412.8
Total Current Liabilities	$101.8	$123.0	$132.2	$140.8	$137.8	$143.9
Long-Term Debt and Capital Leases, net	$108.0	$108.0	$108.9	$108.7	$108.3	$108.4
Total Debt - Short-Term and Long-Term	$115.3	$121.8	$127.2	$134.8	$132.4	$135.6
Total Liabilities	$211.6	$232.8	$242.8	$251.9	$248.4	$254.6
Total Equity	$142.1	$142.3	$138.5	$150.9	$155.9	$155.9

Revenue Statistics - First Quarter 2004 Earnings Release
(Unaudited)

Service Mix
% of Total Revenue	Q203	Q303	Q403	2003	Q104	Q204

Customer Acquisition	25.2%	24.5%	24.6%	25.0%	21.0%	20.0%
Customer Care	53.4%	54.4%	50.4%	52.8%	52.7%	55.8%
Technical Support	12.5%	13.3%	15.0%	12.9%	16.1%	15.3%
Risk Management	6.8%	6.6%	6.9%	7.2%	7.8%	6.8%
Other	2.1%	1.3%	3.2%	2.1%	2.4%	2.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix
% of Total Revenue	Q203	Q303	Q403	2003	Q104	Q204

North America	54.8%	58.7%	54.6%	56.7%	52.9%	51.5%
Europe	39.9%	35.6%	38.8%	37.7%	40.4%	41.4%
Asia Pacific	3.7%	4.0%	4.0%	3.9%	4.0%	4.1%
Latin America	1.6%	1.6%	2.6%	1.8%	2.7%	3.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry Mix
% of Total Revenue	Q203	Q303	Q403	2003	Q104	Q204

Insurance	9.8%	9.0%	7.1%	9.2%	6.4%	6.7%
Financial Services	18.0%	16.5%	15.6%	17.6%	17.1%	15.9%
Consumer Products	26.1%	29.1%	27.7%	27.4%	25.5%	22.6%
Technology	20.3%	21.1%	22.0%	20.4%	25.7%	26.0%
Energy and Utilities	7.8%	7.4%	6.7%	7.4%	7.5%	7.5%
Telecommunications, ISP, and Cable	14.2%	14.2%	17.0%	14.6%	14.0%	14.4%
Other	3.8%	2.7%	3.9%	3.5%	3.7%	6.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

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